FORM OF NOTE PAYABLE                                                 APPENDIX C

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS TRANSFERABLE ONLY UPON THE CONDITIONS SPECIFIED IN THE NOTE AGREEMENT REFERRED TO HEREIN.

                                 PROMISSORY NOTE

$5,000                  San Rafael, California         Date:________ _____, 1999

         FOR VALUE RECEIVED, the undersigned, Trinity Medical Group USA, Inc. ("Maker"), hereby promises to pay to the order of ________________________ ("Payee"), the principal sum of Five Thousand and no/100 Dollars ($5,000), in lawful money in United States of America, which shall be legal tender, in payment of all debts and dues, public and private, at the time of payment, bearing interest and payable as provided herein.

         Interest on the unpaid balance of this Note shall accrue at a rate of 10% per annum; provided, however, that such interest shall not exceed the Maximum Rate as hereinafter defined. All past-due principal and interest shall bear interest at the maximum rate permitted by applicable law. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         All interest to be paid on this Note shall be payable, at the option of the Maker, in either cash or in shares of Maker common stock. The value of Maker's common stock shall be the Fair Market Value of the shares of Maker's common stock, as defined in this Note.

         The "Fair Market Value" of a share of Maker common stock on any date shall be (i) the closing sales price on the immediately preceding business day of a share of Maker common stock as reported on the principal securities exchange on which shares of Maker common stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and asked prices for a share of Maker common stock on the immediately preceding business day as quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or (iii) if not quoted on Nasdaq, the average of the closing bid and asked prices for a share of Maker common stock as quoted by the National Association of Securities Dealers' OTC Bulletin Board System. If the price of a share of Maker common stock shall not be so reported, the Fair Market Value of a share of Maker common stock shall be determined by the Maker's Board of Directors in its absolute discretion. In no event shall the Fair Market Value of any share of Maker common stock be less than its par value.

         The principal amount and accrued interest of this Note shall be due and payable on August, 30, 2001, provided however, the principal amount and accrued interest of this Note shall be due and payable immediately upon the occurrence of either of the following events: (i) a Change in Control of Trinity Medical Group USA, Inc., as defined in this Note, or (ii) the completion of an equity financing which raises in the aggregate at least $250,000, in the form of one equity transaction or in the form of a series of equity transactions within a six month period. The Note may be renewed for additional thirty day periods at the option of the holder.

         For the purpose of this Note, "Change in Control" shall mean the occurrence of any of the following events:

         (i) any person becomes, after the issue date of this Note, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of securities of the Maker representing 30% or more of the combined voting power of the Maker's then outstanding securities, unless the Board of Directors of the Maker (as constituted immediately prior to such Change in Control) determines in its sole absolute discretion that no Change in Control has occurred;

         (ii) Individuals who constitute the Board of Directors of the Maker on the issue date of this Note cease, for any reason, to constitute at least a majority of the Board of Directors of the Maker; provided, however, that any person becoming a director subsequent to the issue date of this Note who was nominated for election by at least 66% of the Board of Directors of the Maker as

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                  constituted  on the issue  date of this Note  (other  than the nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Board of Directors of the Maker, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Note, considered a member of the Board of Directors of the Maker as constituted on the issue date of this Note; or

         (iii) the Board of Directors of the Maker determines in its sole and absolute discretion that there has been a Change in Control of the Maker.

         This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

         If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

         The indebtedness evidenced by this Note is unsecured and subordinate and junior in right of payment to the prior payment in full of all senior indebtedness (however defined in any debt instrument).

         Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate. In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, other agreement entered into in connection herewith or therewith, by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate, computed from the dates of each advance of the loan proceeds outstanding until payment. If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-principal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

         Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder. The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder. If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

         This Note shall be construed and enforced under and in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                                                 TRINITY MEDICAL GROUP USA, INC.

                                                 By /s/ James S. Namnath
                                                   -----------------------------
                                                   James S. Namnath, Ph.D.

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